FIRST ADDENDUM TO ACQUISITION AGREEMENT

(The Subject Acquisition Agreement is hereinafter referred to as the "Agreement")

SELLER: **INFORMATION SECURITY AND TRAINING, LLC, an ALABAMA limited liability company and Everett Lanier (collectively)**

PURCHASER: **TPT STRATEGIC, INC., a Colorado corporation**

AGREEMENT DATE: **The Agreement was last signed June 29, 2022**

For valuable consideration received in the form of the modifications recited and set forth herein, the parties agree that this Addendum shall modify and amend the terms and provisions of the subject Agreement and all riders and addenda thereto. The terms and provisions set forth in this Addendum shall supersede and control in the event of a conflict or inconsistency between the terms and provisions hereof and those set forth in the Agreement or any riders or addenda thereto. With that understanding, Purchaser and Seller hereby agree as follows:

1. The "Closing Date" as referred to in the Agreement shall now be October __, 2022.

2. Section 1.01(a) of the Agreement is amended to delete the reference to "2,000,000 shares of common stock" and substituted therefore shall be the words "500,000 restricted shares of Series B Preferred Stock of Purchaser in the form attached hereto as Exhibit A (which also contains the Amended and Restated Certificate of Designation for the Series A Preferred Stock of the Purchaser, to which the Seller agrees hereby.) The Seller shall sign a Subscription Agreement for the 500,000 shares of Series B as specified herein as a condition to the issuance of the shares".

3. There have been no material changes to the assets, business, or liabilities of Information Security and Training LLC since the date of June 29, 2022, to the date hereof.

4. The Delivery of the audit by the Seller is waived as a condition of closing, however the delivery of the audit is a condition for the delivery of the stock required hereby to the Seller interest holder, Everett Lanier,

5. The parties hereto hereby reaffirm and ratify the terms of the Agreement and all riders or addenda thereto to the extent that they are not inconsistent with this Addendum.

6. Electronically transmitted facsimile signatures on this document shall operate as originals for all purposes.

7. This Addendum may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Entered into on the date last signed below:

INFORMATION SECURITY AND TRAINING LLC, and Everett Lanier
(Seller)

DocuSigned by:
By: Everett Lanier
9F5AB74D5B7E4B8...

Manager

Everett Lanier

Date: 10/14/2022

TPT STRATEGIC, INC.
(Purchaser)

DocuSigned by:
By: Stephen Thomas
CA13103E44A247C...

Chief Executive Officer

Date: 10/14/2022